Exhibit 99.1

Contact:

Kearstin Patterson

Director of Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics Submits Augment® Bone Graft PMA

Amendment to FDA

Company to Host Conference Call at 4:30 EDT Today

Franklin, Tenn. – July 9, 2012 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced today that it has submitted to the Food and Drug Administration (FDA) an amendment to its Pre-Market Approval (PMA) application for Augment® Bone Graft for its use as an alternative to autograft in hindfoot and ankle fusion procedures. The amendment provides supplemental information requested by the FDA in a post-panel response letter announced by the Company earlier this year.

In preparing its submission, the Company made every effort to fully address the FDA’s questions and requests for additional information, seeking and receiving clarification from the FDA numerous times throughout the response process, including on its Response Plan. Because there have been five lead reviewers, five medical officers, at least three statisticians, and three branch chiefs since the Augment Investigational Device Exemption (IDE) and PMA were submitted to the FDA, the Company also reviewed with the Agency the basis for certain decisions that the Agency had previously made. The total process enhanced BioMimetic’s ability to address all of the FDA’s questions and provide the results of all analyses requested to ensure that the Agency had all data and other information they believe is required to evaluate the safety and effectiveness of Augment.

“We are pleased with the quality and thoroughness of the information we have provided in our response to the FDA’s requests. It is our view that the additional data provide sound scientific evidence, in many cases even stronger than that from the previously available data, demonstrating reasonable assurance of Augment’s safety and effectiveness while sparing patients the pain and morbidity associated with procuring autograft,” stated Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics.

In summary, the additional data provided in the amendment demonstrate that:

•	The primary endpoint, fusion (defined as at least 50% osseous bridging) on 24 week CT scans, is highly reproducible based on new blinded inter-observer assessments. The Company contracted with an independent radiology contract research organization, which provided an independent board certified radiologist to read all 24-week CT scans for the primary endpoint to determine inter-observer reliability. These assessments demonstrate strong inter-observer correlation (95%), kappa (0.72) and concordance (87%).

•	There is also high intra-observer reliability when assessing the primary endpoint. Per the FDA’s request, the Company also contracted with the original board certified musculoskeletal radiologist to re-read all 24-week CT scans to determine intra-observer reliability. These assessments demonstrate strong intra-observer correlation (99%), kappa (0.87) and concordance (95%).

•	The new composite endpoint, specifically defined and requested by the FDA, met statistical significance for all populations, including the 434 strict ITT (all randomized subjects) population.

•	When patients who experienced a serious adverse event that led to a secondary surgery are considered treatment failures (per another of the FDA’s requests), the data continue to show statistical significance for the primary endpoint in both the 397 randomized, treated and eligible population and the 414 randomized and treated population.

•	Augment is non-inferior to autograft in achieving the primary endpoint in the following three populations: (1) all 397 subjects (the randomized, treated, and eligible population) who were properly randomized and treated and met all of the screening and operative inclusion/exclusion criteria and were thus eligible to participate in the study (61.2% for Augment and 62.0% for autograft, p = 0.038); (2) all 414 randomized and treated subjects evaluated based on their actual results (61.0% for Augment and 62.7% for autograft, p = 0.048); and (3) all 414 randomized and treated subjects, including those who did not meet all of the screening and operative inclusion/exclusion criteria and therefore were not eligible to participate in the study despite being treated, considered failures, per the FDA’s request (58.5% for Augment and 59.9% for autograft, p = 0.045). Consequently, Augment met its primary endpoint in all of the randomized and treated subjects, regardless of whether ineligible subjects were excluded from the analysis, evaluated based on their actual results or treated as failures.

•	Success or failure on CT scans is highly correlated to the clinical outcome of the subject. When the Company analyzed the data to determine whether CT success is correlated with beneficial changes in clinical and functional outcome scores, these data showed that subjects with CT success averaged significantly better clinical and functional outcome scores than subjects with CT failures.

•	No differences exist between treatment groups across the detailed subgroup analyses specifically requested by the FDA or additional subgroups identified by the Company. The Company examined literally thousands of empirical cumulative distribution functions and found no evidence of differences in score distributions between the two treatment groups. For example, Augment and autograft yielded equivalent results in over 2,000 empirical cumulative distribution function plots requested by the Agency.

•	In the subgroup analyses specifically requested and defined by the FDA, including stratification by volume of graft used, even in patients with the most severe defects requiring the highest volume of graft (7-9 cc), Augment and autograft performed equivalently, with both groups exhibiting a 48% CT fusion rate for the primary endpoint. Therefore, in our view Augment and autograft behave similarly in radiologic, clinical and functional outcomes across a broad array of subgroups of the subjects in this trial.

•	In accordance with the Company’s belief, based on discussions with the FDA’s Center for Devices and Radiological Health (CDRH) senior management, no black box warning should be required for Augment. This view is in agreement with both oncologists on the Orthopaedic and Rehabilitation Devices Panel of the FDA’s Medical Devices Advisory Committee (Advisory Panel) that Augment poses no demonstrable safety risk, and is further supported by new data presented in the amendment. For example, a human PK study has now been completed which demonstrates that there is no detectable systemic exposure of rhPDGF-BB from local implantation of a large volume of Augment in foot and ankle fusions, mitigating any theoretical systemic safety concern. Nonetheless, as requested by the FDA, the Company has proposed a post-approval program. This program encompasses a continuing follow-up on the patients enrolled in the pivotal trial as well as a patient registry to continue to monitor the safety of Augment in commercial use.

•	The new cell-based neutralizing antibody assay requested by the FDA resulted in seven subjects (2.6% of all Augment-treated subjects) presenting with transient neutralizing antibodies at one time point. All seven of the subjects who exhibited a neutralizing response returned to baseline levels at the following time point. Assessment of the clinical efficacy and safety data from the seven patients indicate that there is no apparent clinical consequence of this transient immune response.

•	The morbidity from autograft harvest during foot and ankle surgery is substantial, with nearly one in 10 subjects experiencing clinically significant donor site pain for a year post-surgery (and one in eight at six months), regardless of donor site location. Augment patients had equivalent effectiveness outcomes without any increased pain or risk of related complications due to bone graft harvest procedure.

“We strongly believe that the additional information provided in this amendment is fully responsive to the FDA’s requests,” continued Dr. Lynch. “No matter what populations are considered, after treating approximately 400 patients, the clinical benefits are virtually identical between the two treatment groups. Therefore, in its totality, we believe this information strongly supports the robustness of the findings and the PMA approval of Augment. Additionally, the conclusion we have reached based on the data, that Augment is safe and effective, is consistent with the recommendation of the overwhelming majority of practicing physicians on the FDA’s Advisory Panel and the unanimous votes by the orthopedic foot and ankle specialists on the Advisory Panel.”

Next Steps

The FDA has 180 days from the date of the filing to review and respond to the PMA amendment, although there can be no assurance that this timeline will not be extended. Assuming that the FDA takes the specified six months post submission to respond and that they have a second round of questions, the Company continues to anticipate a final approvability decision between April 2013 and January 2014.

Conference Call and Webcast

The Company and will host a conference call and webcast on Monday, July 9, 2012, at 4:30 p.m. EDT to discuss contents of the submission. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on July 9, 2012 by dialing (877) 224-4059 for U.S. and Canadian callers. The pass code for the call is 96494525. The international dial in number is (706) 902-2069 and the same pass code applies. Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics

BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of clinically proven products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedics, sports medicine and spine applications. All Augment® branded products are based upon recombinant human platelet-derived growth factor (rhPDGF-BB), which is an engineered form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration. Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments.

BioMimetic has received regulatory approvals to market Augment® Bone Graft in Canada, Australia and New Zealand for use in foot and ankle fusion indications. Augment is pending regulatory decisions in the U.S. and European Union for similar indications. The Company also markets a bone graft substitute line of products for orthopedic indications called AugmatrixTM Biocomposite Bone Graft.

For further information contact Kearstin Patterson, senior director of corporate communications, at 615-236-4419.

Forward-Looking Statements. This press release contains forward-looking statements about our future results of operations, product development programs, business strategy, plans and objectives of management for future operations that are not historical facts. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate,” “optimistic” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, including that the FDA may not be satisfied with BioMimetic’s amendment to its PMA and therefore may determine such PMA is not approvable or will require additional clinical trials. Further, while the Company is hopeful that the FDA will act promptly, it cautions that the FDA has wide discretion in its review process, and the timing and nature of the FDA’s response cannot be predicted with certainty. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks detailed in BioMimetic’s recent annual and quarterly reports filed with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2012, which are incorporated in this press release by this reference. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, and has no policy of doing so.